Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-07957, 333-98309, and 333-104261) of Neurogen Corporation of our report dated June 17, 2004 relating to the financial statements of the Neurogen Corporation 401(k) Retirement Plan, which appears in this Form 11-K.

Hartford, Connecticut
June 25, 2004